Exhibit 99.1

Snap Interactive Appoints Judy Krandel to Board of Directors

NEW YORK, NY / ACCESSWIRE / March 7, 2016 / Snap Interactive, Inc. ("SNAP," the "Company," "we," "our" or "us") (OTCQB: STVI), today announced that Judy F. Krandel has been appointed to the Company's Board of Directors, effective immediately. Ms. Krandel will join as the Company’s third independent director.

Ms. Krandel, who currently serves as a portfolio manager at the Juniper Investment Company, brings to SNAP’s Board more than 20 years of capital markets experience, principally as an investment analyst and portfolio manager focusing on small-cap stocks, with a concentration in technology. Throughout her career, she has worked closely with corporate management teams to help them develop strategic business plans, explore M&A and joint venture opportunities, raise capital and enhance their investor relations efforts.

“Judy’s background as an investor provides a critical perspective that will make her a tremendous asset to the Board. She has also cultivated deep relationships with participants in the small and micro-cap ecosystem that could help the Company achieve its strategic objectives,” said Alex Harrington, CEO of SNAP. “Over the course of her career, Judy has established a stellar reputation as a top small-cap investor. In that capacity, she’s also served as a trusted advisor to many corporate management teams, helping them unlock shareholder value. We welcome Judy to the SNAP family and look forward to her contributions.”

Mr. Harrington continued, “We are also pleased to enhance our corporate governance by adding professionals of the highest caliber to our Board. Now that SNAP’s Board consists of a majority of independent directors, we have met an important requirement to list on a national securities exchange."

“I am excited to join SNAP’s Board and work with the executive team to help build it into a leader in the interactive dating industry,” said Ms. Krandel. “SNAP has the elements in place to be successful: It operates in an industry undergoing tremendous growth and has a management team with the vision and experience to capitalize on the opportunity. I am looking forward to helping guide SNAP on a path to continued success.”

Ms. Krandel joined Juniper in 2011 as Portfolio Manager for the Juniper Public Fund, a concentrated, value-oriented fund that focuses on small-cap equities. Before that, Ms. Krandel was a Portfolio Manager at Alpine Woods where she managed portions of two long/short equity hedge funds. Prior to that, she was a Portfolio Manager from 2001 to 2009 at First New York Securities, LLC, where her experience included founding and co-managing a domestic long/short small-cap hedge fund. Ms. Krandel has been engaged in public equity research and investing since 1992, starting with Fred Alger Management, followed by positions at Delaware Management and Kern Capital Management. Ms. Krandel received her B.S. from the Wharton School of Business at the University of Pennsylvania and her M.B.A. from the University of Chicago.

IR Contacts:

IR@snap-interactive.com

PR Contact:

Adam Handelsman

adam@SpecOpsComm.com

212-518-7721

About Snap Interactive, Inc.

Snap Interactive, Inc. develops, owns and operates dating applications for social networking websites and mobile platforms. The Grade is a patent-pending mobile dating application catering to high-quality singles. SNAP's flagship brand, FirstMet (formerly AYI.com), is a multi-platform online dating site with a large user database of approximately 30 million users.

For more information, please visit http://www.snap-interactive.com.

The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook is a registered trademark of Facebook Inc. Apple, iTunes and iPhone are registered trademarks of Apple Inc. and App Store is a registered service mark of Apple Inc. Android and Google Play are registered trademarks of Google Inc. FirstMet and The Grade are trademarks and AYI.com is a registered trademark of Snap Interactive, Inc.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with general economic, industry and market sector conditions; the Company's ability to institute corporate governance standards or achieve compliance with national exchange listing requirements; the Company's future growth and the ability to obtain additional financing to implement the Company's growth strategy; the ability to increase or recognize revenue, decrease expenses and increase the number of active subscribers, new subscription transactions or monthly active users; the ability to enter into new advertising agreements; the ability to diversify new user acquisition channels or improve the conversion of users to paid subscribers; the ability to anticipate and respond to changing user and industry trends and preferences; the intense competition in the online dating marketplace; the ability to release new applications or derive revenue from new applications; and circumstances that could disrupt the functioning of the Company's applications. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.